Confidential Agreement for Asia Time Employees

1.	Confidentiality

1.1	The Employee shall not either during or after the termination of his employment by the Company hereunder:

(a)	divulge or communicate to any person or persons except to those officers of the Company or the Group whose province it is to know the same and except as required by law; or

(b)	use for his own purposes or for any purposes other than those of the Company or the Group; or

(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any secret confidential or any other information:

(i)	relating to the business, potential business, finances, dealings or affairs of the Company or any member of the Group; or

(ii)	relating to the working of any process or invention which is carried on or used by the Company or any member of the Group or which he may discover or make during his employment hereunder; or

(iii)
in respect of which any such company is bound by an obligation of confidence to any third party (including any principal, joint venture partner, contracting party or client of the Company or Group) written notice of which has been given to the Employee or of which he is aware, but these restrictions shall cease to apply to any information or knowledge which may (otherwise than through the default of the Employee) become available to the public generally without requiring a significant expenditure of labour, skill or money, or becomes lawfully available to the Employee from a third party free from any confidentiality restriction or any information required to be disclosed under any relevant law or regulation. The Employee undertakes to notify the Company promptly of any unauthorized release of the above secret confidential information.

1/4

Save as mentioned above, for the purpose of this clause, “secret confidential information” shall also include all information which is obtained, whether in writing, pictorially, in machine-readable form or orally, by observation during visits or provided by Company or the Group to the Employee, whether of a technical or business nature and/or ideas including but without limitation, financial information, know-how, trade secrets, technology, customers lists (potential or actual) and other customers-related information, suppliers information, sales statistics, market projection and intelligence, marketing and other business strategies and other business or commercial information.

1.2
The Employee will promptly whenever requested by the board of directors of the Company and in any event upon the termination of his employment, deliver up to the Company or its nominees all lists of suppliers, clients or customers, correspondence and all other documents and records in whatever medium and assets relating to the business of the Group, which may have been prepared by him or have come into his possession, custody or control in the course of his employment, and the Employee will not be entitled to and will not retain any copies thereof. Title to and copyright in these items will vest in the Company.

2.	Non-competition and Non-solicitation

2.1
During his employment the Employee will not, without obtaining the prior approval of the board of directors of the Company, be directly or indirectly engaged or concerned in the conduct of any other business or have any financial interest in any other business which, in the reasonable opinion of the board of directors of the Company, is an organisation:

(a)	which competes or may compete with the business of the Company or the Group; or

(b)	an association with which could jeopardize the reputation of the Company or the Group; or

(c)	an engagement with which would adversely affect the Employee's ability to perform his duties fully and properly under this Agreement,

2/4

provided that this shall not prohibit the holding (directly or through nominees) of investments listed on any recognised stock exchange as long as not more than five per cent. (5%) of the issued shares or stock of any class of any company shall be so held without the prior sanction of the board of directors of the Company.

2.2
The Employee will not, for a period of [twelve (12)] months after the termination of his employment with the Company (howsoever caused), either personally or through an agent, carry on or be interested or engaged in (other than as a holder of not more than five per cent (5%) of the issued shares or debentures of any company listed on any recognised stock exchange), or be concerned directly or indirectly in any Employee, technical, advisory or other capacity in, any business concern (of whatever kind) which is in direct competition with the business of any member of the Group. However, this restriction will not restrain the Employee from being engaged or concerned in any business concern insofar as the Employee's duties or work will relate solely to:

(a)	geographical areas outside Hong Kong where the Group have not transacted any business; or

(b)	services or activities of a kind with which the Employee was not concerned to a material extent in respect of the Group during his employment with the Company.

2.3
The Employee undertakes that he will not within a period of [twelve (12) months] after the termination of his employment with the Company (howsoever caused), within Hong Kong, or in any other country where the Group has transacted business, either personally or through an agent, directly or indirectly:

(a) solicit or endeavour to entice away from the Group:

3/4

(i)
any person, firm, company or other organisation which within [twelve (12)] months prior to or at the date of such termination was a customer or client of, or in the habit of dealing with the Group and with whom the Employee had contact or about whom he became aware or informed of in the course of his employment; or

(ii)	any other person, firm, company or other organisation with whom the Employee had regular, substantial or a series of business dealings on behalf of the Group; or

(iii)	any employee, director, adviser or consultant of any member of the Group; and

(b)	employ or otherwise engage or use the services of any person who is an employee, adviser, consultant of or under a contract of services with any member of the Group.

2.4
While the restrictions contained in this Agreement are considered by the parties to be reasonable in all the circumstances, it is agreed that if such restrictions as a whole are adjudged to go beyond what is reasonable for the protection of the confidential information and other legitimate investment interests of the Company, and to be unenforceable, but would be adjudged reasonable and enforceable if any part of the wording thereof were deleted or the period thereof reduced or the range of activities or area reduced in scope, then such restrictions will apply with such modifications as may be necessary to make it valid and effective.

Accepted by:

/s/ King Wai Lin
King Wai LIN

4/4